EXHIBIT 2.3

SHARE EXCHANGE AGREEMENT

by and among

EACH ENTITY LISTED UNDER THE CAPTION
“CZH HOLDER” ON EXHIBIT A,

EACH PERSON LISTED UNDER THE CAPTION
“CZH TRANSFEROR” ON EXHIBIT B,

SOLARMAX TECHNOLOGY, INC.,

and

SHANGHAI HONGGUAN SOLAR TECHNOLOGY LIMITED COMPANY

Dated as of April 28, 2015

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LIST OF EXHIBITS

Exhibit A	CZH Holders
Exhibit B	CZH Transferors
Exhibit C	Commercial Milestones
Exhibit D	Form of Transfer Instruments
Exhibit E	Form of PRC Legal Opinion
Exhibit F	Form of Stock Power and Cancellation Instrument
Exhibit G	Disclosure Schedules

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SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made and entered into and effective as of April 28, 2015 (this “Agreement”), by and among each entity listed under the caption “CZH Holder” on Exhibit A (each, a “CZH Holder” and collectively, the “CZH Holders”), each person listed under the caption “CZH Transferor” on Exhibit B (each, a “CZH Transferor” and collectively, the “CZH Transferors”), SolarMax Technology, Inc., a Nevada corporation (“SolarMax”), and Shanghai Hongguan Solar Technology Limited Company (), a limited company organized under the laws of the PRC which is wholly-owned by SolarMax (“SolarMax China,” and, together with the CZH Holders, the CZH Transferors and SolarMax, collectively, the “Parties”, and each, individually, a “Party”).

RECITALS

WHEREAS, the CZH Holders, through an arrangement with the CZH Transferors, beneficially own 100% of the share interests in Chengdu Zhonghong Tianhao Technology Limited Company ( ), a limited company organized under the Laws of the PRC (the “Company”);

WHEREAS, the Company is engaged in the business of identifying, planning and procuring solar system projects for resale to third party developers and related services (the “Business”);

WHERAS, the CZH Holders desire to transfer 100% of the share interests of the Company (the “Company Interests”) to SolarMax China in exchange for (i) 200,000 RMB, be paid to the CZH Holders and the CZH Transferors (the “Cash Consideration”), and (ii) 2,400,000 shares (the “SolarMax Shares”) of the common stock (the “Common Stock”) of SolarMax to be issued by SolarMax to the CZH Holders;

WHEREAS, pursuant to a transfer agreement dated February 16, 2015 between SolarMax China and the CZH Holders, SolarMax agreed to acquire the Company Interests from the CZH Holders; and

WHEREAS, the parties desire to execute this Agreement to set forth the terms and conditions by which the SolarMax China will acquire the Company Interests, superseding the transfer agreement described above.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. The following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

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“2014 Audited Financial Statements” means (i) the audited consolidated balance sheet of the Company and the Company Subsidiary as of December 31, 2014 and (ii) the related audited consolidated income statement, changes in shareholders’ equity and consolidated statement of cash flows of the Company and the Company Subsidiary for the year then ended and with report(s) thereon (with no exception or qualification from GAAP thereto) of the Approved Auditor, in each case including the related notes and schedules thereto.

“Affiliate” means, with respect to any Person, (i) a director, officer or controlling stockholder or other equity owner of such Person, (ii) a spouse, parent, sibling or child of such Person or the spouse, parent, sibling or child of any director or executive officer of such Person, and (iii) any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Approved Auditor” shall mean BDO China Shu Lun Pan Certified Public Accountants LLP.

“Business Day” means a day other than a Saturday, or Sunday or any other day on which commercial banks are not open for business in the PRC.

“Circular 37” means the SAFE Circular Relating to Foreign Exchange Administration of Offshore Investment, Financing and Return Investment by Domestic Residents Utilizing Special Purpose Vehicles issued by SAFE on July 14, 2014.

“Circular 37 Security Holder” means any “Domestic Resident” as defined in Circular 37.

“Company Subsidiary” means Shanghai Zhongzhao Technology Development Limited Company (), a limited company organized under the laws of the PRC.

“Encumbrance” means and includes any security interest, mortgage, lien, pledge, charge, easement, reservation, restriction, cloud, equity, right of way, option, claim, right of first refusal, spousal right, and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

“Environmental Laws” means any and all Laws concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, medical waste, noise or radiation, and other harmful or deleterious substances, each as amended and as now or thereafter in effect.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Milestone” means achievement of the criteria described under the captions “Supply Milestone” with regard to the Company as set forth opposite “First Milestone” on Exhibit C.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any governmental or quasi-governmental, national, federal, state, local or multinational (including the European Union), judicial, court, legislative, regulatory, taxing or administrative authority, agency, bureau, department, tribunal, or commission or similar body or instrumentality thereof.

“Governmental Filings” means any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, compliance agreement or determination entered by or with any Governmental Entity.

“Indebtedness” means in respect of the Company, the aggregate of all obligations, Liabilities and indebtedness of the Company and the Company Subsidiary which would, in accordance with GAAP, be classified upon a consolidated balance sheet of such Company as indebtedness for borrowed money and, whether or not so classified, shall include (without duplication and on a consolidated basis):

(a) all other Liabilities of the Company and the Company Subsidiary represented or evidenced by a note, bond, debenture or other evidence of indebtedness;

(b) obligations of the Company and the Company Subsidiary arising pursuant to bankers’ acceptance facilities, structured finance arrangements, commercial paper programs, and under letters of credit, letters of guarantee and similar instruments (supporting obligations which would otherwise constitute Indebtedness within the meaning of this definition) or indemnities issued in connection therewith;

(c) obligations of the Company and the Company Subsidiary under guarantees, indemnities, assurances, legally binding comfort letters or other contingent obligations relating to the indebtedness of any other Person or the obligations of any other Person which would otherwise constitute Indebtedness within the meaning of this definition, and all other obligations incurred for the purpose of, or having the effect of, providing financial assistance to another Person in respect of the indebtedness or such other debt obligations, including endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business);

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(d) all obligations of the Company or the Company Subsidiary which are secured by an Encumbrance on any of the assets of any of the Company or the Company Subsidiary;

(e) all obligations of the Company or the Company Subsidiary representing the deferred purchase price of any property or services, all obligations of the Company and the Company Subsidiary created or arising under any conditional sales agreement or other title retention agreement (but excluding operating leases) or any capital lease, and all debt of the Company or the Company Subsidiary pursuant to any repurchase agreements;

(f) the aggregate amount of redemption obligations with respect to any equity in the capital of the Company or any Subsidiary which are retractable, redeemable, payable or required to be purchased or otherwise retired or extinguished, or which are convertible into Indebtedness;

“Intellectual Property” means patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights (including rights with respect to unregistered trademarks), trade names, trade name rights, service marks, service mark rights, logos, domain names and other source indicators, copyrights, works of authorship and other proprietary intellectual property rights.

“Knowledge” when used with respect to a Person, shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent businessperson could reasonably have obtained in the management of such Person’s business affairs after making due inquiry and exercising the due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto. In connection therewith, (a) the knowledge (both actual and constructive) of the manager, chief executive officer, chief operating offer, chief financial officer or president or any vice president of any Person shall be imputed to be the knowledge of Person and (b) knowledge (both actual and constructive) of either CZH Transferor or either CZH Holder shall be imputed as knowledge of the Company.

“Law” means any statute, law, code, judicial decision, judgment, rule, regulation, ordinance or other pronouncement of any Governmental Entity having the effect of law.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless or when asserted and regardless of whether such obligation is required to be reflected as a liability on a corporate balance sheet prepared in accordance with GAAP.

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“Losses” means all Liabilities, losses, damages, shortages, claims, payments, fines, awards, judgments, interest and penalties and related costs and expenses (including, without limitation, interests, Taxes and reasonable attorneys’ fees and expenses), in each case, whether or not resulting from third party claims.

“Materials of Environmental Concern” means any hazardous or toxic chemicals, materials or substances; any pollutants or contaminants; or gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde foam insulation, lead-based paint, asbestos, pollutants, contaminants, molds, radioactivity, and any other substances of any kind, regulated pursuant to or that could give rise to liability under any Environmental Law.

“Milestone” means any of the First Milestone, the Second Milestone, or the Third Milestone.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a limited company, a trust or any other entity or organization, including a Governmental Entity.

“PRC” means People’s Republic of China and for purposes of this Agreement only, does not include Hong Kong SAR, Macau SAR and the Republic of China.

“Registration Statement” means a registration statement under the Securities Act, including a Registration Statement on Form S-1.

“Regulation S” means Regulation S under the Securities Act.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means Circular 37 and any other SAFE rules and regulations which are applicable to the transactions contemplated by this Agreement or which would otherwise affect the ability of SolarMax China to maintain ownership of, and SolarMax to maintain indirect ownership of, the Company and to control the operation of, the Company following the completion of SolarMax’ proposed initial public offering.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Milestone” means achievement of the criteria described under the captions “Supply Milestone” with regard to the Company as set forth opposite “Second Milestone” on Exhibit C.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Tax” or “Taxes” means (i) any tax, duty, custom, fee, assessment, charge, or other levy separately or jointly due or payable to, or levied or imposed by any Governmental Entity, including, without limitation, income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital, capital gains, capital stock, goods and services, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, transaction, registration, value added, alternative/add-on minimum, estimated or other tax, duty, charge, custom, governmental fee, assessment or other levy of any kind whatsoever, including any interest, penalty, fine or addition thereto, and any interest with respect to such addition or penalty, and (ii) any liability for the payment of any amounts described in clause (i) for or to any other Person as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a transferee or successor, by contract, or otherwise, including as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in clause (i).

“Tax Returns” means all tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.

“Third Milestone” means achievement of the criteria described under the captions “Supply Milestone” with regard to the Company as set forth opposite “Third Milestone” on Exhibit C.

ARTICLE II
SHARE EXCHANGE; CERTAIN RESTRICTIONS

Section 2.1 Terms of the Share Exchange

(a) Upon the terms and subject to the conditions set forth herein, at the Closing, each CZH Transferor shall transfer to SolarMax China all of the right, title and interest in and to the percentage of share interests of the Company set forth opposite such CZH Transferor’s name under the caption “Share Interests” on Exhibit B, free and clear of any Encumbrance, which, together constitute 100% of the share interests of the Company.

(b) Upon the terms and subject to the conditions of this Agreement, at the Closing, SolarMax shall (i) deliver the Cash Consideration to the CZH Holders, and (ii) issue in the name of each CZH Holder that number of SolarMax Shares set forth opposite such CZH Holder’s name under the caption “SolarMax Shares” on Exhibit A (together with the transaction described in Section 2.1(a), the “Transaction”).

(c) Upon the terms and subject to the conditions of this Agreement, at the Closing, the CZH Holders shall deliver to SolarMax instruments of transfer and cancellation covering the transfer of the applicable SolarMax Shares to SolarMax in the event that any one or more of the First Milestone, Second Milestone or Third Milestone is not met.

(d) Each Party shall be solely responsible for all Taxes (if any) incurred by such Party arising from the Transaction under all applicable Law.

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Section 2.2 Closing. The closing of the Transaction (“Closing”) shall take place contemporaneously with the execution of this Agreement at the office of SolarMax or at such other place or time as the Parties may designate in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 2.3 Closing Deliveries. At Closing, the Parties shall make the following deliveries:

(a) SolarMax shall make the following deliveries to the CZH Holders:

(i) 95% of the Cash Consideration;

(ii) certificates representing the SolarMax Shares, with certificates being issued in the amounts deliverable with respect to the First, Second and Third Milestones;

(iii) resolutions of its board of directors relating to authorization of this Agreement, and the issuance of the SolarMax Shares, certified by an officer of SolarMax; and

(iv) a good standing certificate from the Secretary of State of the State of Nevada as to the good standing of SolarMax.

(b) SolarMax shall pay 5% of the Cash Consideration to the CZH Transferors.

(c) The CZH Holders shall deliver the following documents to SolarMax:

(i) an acknowledgement by the Company that (x) the Company Interests have been registered in the name of the SolarMax China, (y) SolarMax China is the sole owner of 100% of the share interests in the Company, representing 100% of the equity interest in the Company, subject to no Encumbrance reflected on the books and records of the Company, and (z) the Company’s registered capital correctly reflects the capital of the Company at the Closing Date;

(ii) a document from the applicable Government Entity as to the continued existence of the Company as a limited company organized under the Laws of the PRC;

(iii) a copy of the Company’s organizational document certified by the applicable Government Entity;

(iv) a transfer and cancelation instrument signed by each CZH Holder, covering any the SolarMax Shares with respect to which one or more of the Milestones shall not have been met, in substantially the form attached as Exhibit F;

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(v) evidence of payment of all Taxes due by the Company for periods prior to the Closing Date;

(vi) the written legal opinion of the PRC counsel for the Company, addressed to SolarMax and SolarMax China and dated as of the Closing Date, in the form set forth in Exhibit E;

(vii) board resolutions covering the execution of this Agreement and the transactions contemplated by this Agreement, certified by an officer of such CZH Holder;

(v) evidence of existence and good standing of such CZH Holder certified by the appropriate Government Entity; and

(vi) transfer instruments duly executed by each CZH Transferor whereby such CZH Transferor validly conveys to SolarMax China the Company Interests held by such CZH Transferor, in the form of Exhibit D.

Section 2.4 Limitations on Transfer

(a) No CZH Holder shall assign, encumber or dispose of any interest in its SolarMax Shares during the period that such SolarMax Shares are subject to the restrictions set forth in this Section 2.4. After any SolarMax Shares have been released from the restrictions set forth in this Section 2.4, no CZH Holder shall assign, encumber or dispose of any interest in such SolarMax Shares except in compliance with the provisions of this Agreement and applicable securities laws, including the Securities Act. Any sale or transfer of the SolarMax Shares by any CZH Holder shall be void unless the provisions of this Section 2.4 are satisfied. For the avoidance of doubt, one hundred percent (100%) of the SolarMax Shares will initially be subject to restrictions in this Section 2.4.

(b) Each CZH Holder agrees that, in order to ensure compliance with the restrictions referred to in this Section 2.4, SolarMax may issue appropriate “stop transfer” instructions to its transfer agent, if any. SolarMax shall not be required (i) to transfer on its books any SolarMax Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such SolarMax Shares or to accord the right to vote or pay dividends to any CZH Holder or other transferee to whom such SolarMax Shares shall have been so transferred.

(c) Upon completion of the First Milestone, the number of SolarMax Shares set forth opposite each CZH Holder’s name under the caption “First Unvested Shares” on Exhibit A will vest and shall not be subject to the restrictions in this Section 2.4, other than the requirement that transfers be made in compliance with applicable securities Laws, including the Securities Act.

(d) Upon completion of the Second Milestone, the number of SolarMax Shares set forth opposite each CZH Holder’s name under the caption “Second Unvested Shares” on Exhibit A will vest and shall not be subject to the restrictions in this Section 2.4, other than the requirement that transfers be made in compliance with applicable securities Laws, including the Securities Act.

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(e) Upon completion of the Third Milestone, the number of SolarMax Shares set forth opposite each CZH Holder’s name under the caption “Third Unvested Shares” on Exhibit A will vest and shall not be subject to the restrictions in this Section 2.4, other than the requirement that transfers be made in compliance with applicable securities Laws, including the Securities Act.

(f) The determination as to whether the First Milestone, the Second Milestone, or the Third Milestone has been achieved shall be made in good faith by SolarMax and shall be final and binding on the CZH Holders.

(g) In the event that any Milestone is not met by December 31, 2017 (the “Outside Date”), the CZH Holders shall reconvey to SolarMax those SolarMax Shares as to which such Milestone shall not have been met, and SolarMax shall cancel and retire the SolarMax Shares allocated to the completion of such Milestone. The failure or inability of any CZH Holder to convey to SolarMax any SolarMax Shares required to be so conveyed shall not impair the right to SolarMax to cancel and retire such SolarMax Shares if such Milestone shall not have been reached by the Outside Date.

Section 2.5 Allocation of Consideration. The Parties agree that 5% of the Cash Consideration shall be allocated to the non-competition and non-solicitation covenants contained in Section 7.5 and the balance of the Cash Consideration shall be allocated to the acquisition of the Company Interests.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE CZH HOLDERS

Each CZH Holder represents and warrants to SolarMax and SolarMax China as follows as of the date hereof and the Closing Date:

Section 3.1 Organization and Qualification. Such CZH Holder is duly incorporated and validly existing under the Laws of the British Virgin Islands and has full corporate power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted.

Section 3.2 Authorization. Such CZH Holder has full power and authority to enter into this Agreement. All action necessary under such CZH Holder’s organizational documents have been taken, and this Agreement constitutes the valid and legally binding obligations of such CZH Holder, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Such CZH Holder holds the beneficial interest in the Company Interests held of record by the CZH Transferors, with each CZH Transferor holding his record interest in the Company Interests 85% for the benefit of Lord Link Investment Co., Ltd (“Lord Link”) and 15% for the benefit of Jifu Environmental Protection Technology Co., Ltd. (“Jifu”), and such CZH Holder expressly consents to the transfer by the CZH Transferors of the Company Interests to SolarMax China pursuant to this Agreement. Such CZH Holder’s interest in the Company Interests is subject to no Encumbrance, and no Person, other than such CZH Holder and the CZH Transferors, has any right, title or interest in and no claim with respect to or has claimed or otherwise asserted, either formally or informally, any right to acquire any equity interests or any interest therein. Such CZH Holder is not a party to any agreement that restricts his right or ability to sell or otherwise transfer its interest in the Company Interests held of record by the CZH Transferors.

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Section 3.3 No Conflict. Neither the execution and delivery by such CZH Holder of this Agreement nor the performance by such CZH Holder of its obligations under this Agreement will (i) conflict with, or result in or constitute any violation or breach of or default under, or give rise to any right of termination, amendment, cancellation or acceleration or any obligation to pay or repay with respect to, or result in the loss of any benefit under, any provision of the organizational documents of such CZH Holder or any material license, lease, mortgage, indenture, note, bond, deed of trust, or other instrument or agreement of any kind to which such CZH Holder or the Company is a party, or by which any of the properties or assets of such CZH Holder or the Company are bound, or (ii) conflict with, or result in or constitute any violation of any Law, permit or Governmental Order applicable to such CZH Holder or its Affiliates or the Company or by which any of the properties or assets of such CZH Holder or its Affiliates or the Company are bound. Neither such CZH Holder nor any officer, director, key employee, or equity owner of such CZH Holder is violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, or any other contract, agreement, understanding or any restrictive covenant with any Person other than the Company which affects in any manner the right of such CZH Holder or such officer, director, key employee or equity owner to perform services for the Company or the Company Subsidiary. Neither such CZH Holder nor any Affiliate of such CZH Holder has any direct or indirect interest in, and has not directly or indirectly provided any debt, equity or other financing for, or guaranteed or otherwise assumed any Liability of or on behalf of, any other entity engaged in the Business.

Section 3.4 Governmental Filings. No Governmental Filing and no tax payment to any Government Entity is required in connection with the execution and delivery of the Agreement by such CZH Holder, the performance by such CZH Holder of its obligations under the Agreement or the consummation by such CZH Holder of the transactions contemplated hereby other than Tax payments that are made by such CZH Holder on or prior to the Closing.

Section 3.5 No Payments. No CZH Holder and no Affiliate of any CZH Holder has made or received any payment of any kind, whether in cash or in tangible or intangible property or otherwise, in connection with any Company Permit, as hereinafter defined, which the Company or the Company Subsidiary has obtained or is negotiating to obtain or otherwise in connection with any business conducted or to be conducted by the Company or the Company Subsidiary, and no CZH Holder has any agreement or understanding, whether formal or informal, with respect to any such payment.

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Section 3.6 Litigation. There is no judicial, administrative or arbitral action, claim, suit, investigation or other proceeding at Law or in equity or Governmental Order pending or, to the Knowledge of such CZH Holder, threatened that seek to prohibit or restrain the ability of such CZH Holder to enter into the Agreement or consummate the transactions contemplated hereby.

Section 3.7 Brokers and Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that would be payable by SolarMax or SolarMax China in connection with the Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of such CZH Holder or any of its Affiliates.

Section 3.8 Acquisition for Investment. Such CZH Holder is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Transaction. Such CZH Holder can bear the economic risk of its investment in the SolarMax Shares and can afford to lose its entire investment in the SolarMax Shares. Such CZH Holder acknowledges that the SolarMax Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without qualification under applicable securities Laws, except pursuant to a registration statement under the Securities Act or an exemption from such registration requirements of the Securities Act., and that such CZH Holder has no right to require SolarMax to register any of the SolarMax Shares. Such CZH Holder has had an opportunity to discuss SolarMax’ business, management, financial affairs and the terms and conditions of the offering of the SolarMax Shares with SolarMax’ management. Such CZH Holder is not relying upon any representations or warranties by SolarMax other than as expressly set forth in Article VI this Agreement.

Section 3.9 Restricted Securities

(a) Such CZH Holder (i) is not a U.S. person (as defined in Rule 902 of Regulation S) and is not acquiring the SolarMax Shares for the account or benefit of a U.S. person, and (ii) is outside the United States and is undertaking any transaction contemplated in this Agreement as an offshore transaction (as defined in Rule 902 of Regulation S).

(b) Such CZH Holder understands that the SolarMax Shares issued to such CZH Holder will be characterized as “restricted securities” under the United States federal securities Laws inasmuch as they are being acquired from SolarMax in a transaction not involving a public offering and may not be resold except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. Such CZH Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the SolarMax Shares of the fairness or suitability of the investment in the SolarMax Shares.

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(c) Such CZH Holder is not acquiring the SolarMax Shares as a result of, and will not himself engage in, any “directed selling efforts” (as defined in Regulation S) in the United States in respect of the SolarMax Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the SolarMax Shares; provided, however, that the CZH Holder may sell or otherwise dispose of the Shares under an exemption from the registration requirements of the Securities Act.

(d) Such CZH Holder acknowledges and agrees that none of the SolarMax Shares may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S, except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case in accordance with applicable state securities laws.

(e) Such CZH Holder acknowledges and agrees that SolarMax will refuse to register any transfer of the SolarMax Shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and in accordance with applicable state securities laws.

(f) Such CZH Holder is acquiring the SolarMax Shares for investment only and not with a view to resale or distribution and, in particular, such CZH Holder has no intention to distribute either directly or indirectly any of the SolarMax Shares in the United States or to United States Persons. Such CZH Holder is acquiring the SolarMax Shares as principal for his own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other Person has a direct or indirect beneficial interest in such SolarMax Shares.

(g) Such CZH Holder acknowledges and understands that such CZH Holder has no registration rights with respect to the SolarMax Shares and may only sell the SolarMax Shares that are not subject to restrictions pursuant to Section 2.4 pursuant to an exemption from the registration requirements of the Securities Act.

(h) No Person has made to such CZH Holder any written or oral representations: (i) that any Person will resell or repurchase any of the SolarMax Shares; (ii) that any Person will refund the any of the SolarMax Shares; or (iii) as to the future price or value of any of the SolarMax Shares.

Section 3.10 Legends. Such CZH Holder understands that, except as provided below, the certificates evidencing the SolarMax Shares issued to such CZH Holder shall bear substantially the following legends until such time as such legend is no longer required under the United States securities Laws, except that the legend set forth in Section 3.10(b) may be removed from the stock certificates at such time as the contractual restrictions set forth in Section 2.4 of this Agreement shall terminate and the CZH Holder’s obligations pursuant to Section 7.8(c) have been satisfied:

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(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OFFERED FOR SALE, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE PURSUANT TO A REGISTRATION STATEMENT UNER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE REGISTERED HOLDER HAS PROVIDED THE ISSUING COMPANY WITH AN OPINION OF COUNSEL REASONABLY ACCCEPTABLE TO THE ISSUER AS TO SUCH EXEMPTION.”

(b) “THE TRANSFER AND CANCELLATION OF THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS AND PROVISIONS SET FORTH IN A CERTAIN SHARE EXCHANGE AGREEMENT DATED APRIL 2, 2015 AMONG SOLARMAX TECHNOLOGY, INC., THE STOCKHOLDER AND THE OTHER PARTIES THERETO, A COPY OF WHICH IS AVAILABLE AT THE OFFICE OF THE ISSUING CORPORATION.”

(c) If required by the securities Laws of any U.S. state or foreign country in connection with the issuance of the SolarMax Shares issued to such CZH Holder, any legends required to in order to comply with such Laws.

Section 3.11 Additional Compliance Representations

(a) Each CZH Holdershould check the Office of Foreign Assets Control (“OFAC”) website at http://www.treas.gov/ofac before making the following representations. Such CZH Holder represents that the amounts invested by it in the Company were not and are not directly or indirectly derived from activities that contravene United States or PRC federal, state or international laws and regulations, including anti-money laundering laws and regulations. United States federal regulations and executive orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at http://www.treas.gov/ofac. In addition, the programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

(b) To the best of such CZH Holder’s knowledge, none of: (1) such CZH Holder; (2) any Person controlling or controlled by such CZH Holder; (3) if such CZH Holder is a privately-held entity, any Person having a beneficial interest in such CZH Holder; or (4) any Person for whom such CZH Holder is acting as agent or nominee in connection with this transaction is a country, territory, individual or entity named on an OFAC list, or a Person or entity prohibited under the OFAC Programs. Such CZH Holder agrees to promptly notify SolarMax should such CZH Holder become aware of any change in the information set forth in these representations. These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

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(c) To the best of such CZH Holder’s knowledge, none of: (1) such CZH Holder; (2) any Person controlling or controlled by such CZH Holder; (3) if such CZH Holder is a privately-held entity, any Person having a beneficial interest in such CZH Holder; or (4) any Person for whom such CZH Holder is acting as agent or nominee in connection with this investment is a senior foreign political figure,1 or any immediate family2 member or close associate3 of a senior foreign political figure, as such terms are defined in the footnotes below.

(d) If such CZH Holder is affiliated with a non-U.S. banking institution (a “Foreign Bank”), or if such CZH Holder receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, such CZH Holder represents and warrants that: (1) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities; (2) the Foreign Bank maintains operating records related to its banking activities; (3) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and (4) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

Section 3.12 Reliance on Representations. Such CZH Holder understands SolarMax is executing this Agreement and performing its obligations under this Agreement, including the issuance of the SolarMax Shares, in reliance upon the representations and warranties made by the CZH Holders and the CZH Transferors pursuant to this Agreement, notwithstanding any independent investigation made by SolarMax.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE CZH TRANSFERORS

Each CZH Transferor represents and warrants to SolarMax and SolarMax China as follows as of the date hereof and the Closing Date:

Section 4.1 Validity of Agreement. Such CZH Transferor is an individual who is a citizen and resident of the PRC and has the power and authority execute this Agreement and to perform his obligations under this Agreement, and is not under any disability which would affect his ability to enter into this Agreement or perform his obligation pursuant to this Agreement. This Agreement constitutes the valid and legally binding obligations of such CZH Transferor, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

_________________

1	A “senior foreign political figure” is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

2	“Immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.

3	A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

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Section 4.2 Ownership of Company Interests. Such CZH Transferor holds, as record owner, the Company Interests set forth opposite such CZH Transferor’s name under the caption “Company Interests” on Exhibit B, subject to no Encumbrances, and such CZH Transferor is the sole record owner of such Company Interests. The Company Interest held of record by each CZH Transferor are held 85% for the benefit of Lord Link and 15% for the benefit of Jifu. The Company Interests together constitute 100% of the equity interests in the Company, and no Person (other than the CZH Holders) has any right or option to acquire any equity interest in the Company or has claimed or otherwise asserted, either formally or informally, any right to acquire any equity interests or any interest therein. The Company Interests being conveyed by the CZH Transferors constitute 100% of the equity interest in the Company. Such CZH Transferor is not a party to any agreement that restricts his right or ability to sell or otherwise transfer the Company Interests pursuant to this Agreement. All actions and agreements necessary for the payment of the Cash Consideration and the issuance of the SolarMax Shares to the CZH Holders have been taken, and true and correct copies of all such instruments have been provided to SolarMax.

Section 4.3 No Conflict. Neither the execution and delivery by such CZH Transferor of this Agreement nor the performance by such CZH Transferor of its obligations under this Agreement will (i) conflict with, or result in or constitute any violation or breach of or default under, or give rise to any right of termination, amendment, cancellation or acceleration or any obligation to pay or repay with respect to, or result in the loss of any benefit under, any provision of the organizational documents of such CZH Transferor or any material license, lease, mortgage, indenture, note, bond, deed of trust, or other instrument or agreement of any kind to which such CZH Transferor or the Company is a party, or by which any of the properties or assets of such CZH Transferor or the Company are bound, or (ii) conflict with, or result in or constitute any violation of any Law, permit or Governmental Order applicable to such CZH Transferor or its Affiliates or the Company or by which any of the properties or assets of such CZH Transferor or its Affiliates or the Company are bound. Such CZH Transferor is not violation of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, or any other contract, agreement, understanding or any restrictive covenant with any Person other than the Company which affects in any manner the right of such CZH Transferor to perform services for the Company or the Company Subsidiary. Neither such CZH Transferor nor any Affiliate of such CZH Transferor has any direct or indirect interest in, and has not directly or indirectly provided any debt, equity or other financing for, or guaranteed or otherwise assumed any Liability of or on behalf of, any other entity engaged in the Business.

Section 4.4 Good Title Conveyed. The transfer agreement being executed by such CZH Transferor and delivered to SolarMax China is in proper form for transfer, and will effectively transfer to vest in SolarMax China good and valid title to the Company Interests being conveyed free and clear of any Encumbrances.

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Section 4.5 Governmental Filings. No Governmental Filing and no Tax payment to any Government Entity is required in connection with the execution and delivery of the Agreement by such CZH Transferor, the performance by such CZH Transferor of its obligations under the Agreement or the consummation by such CZH Transferor of the transactions contemplated hereby, other than Tax payments that are paid by such CZH Transferor at or prior to the Closing.

Section 4.6 No Payments. No CZH Transferor and no Affiliate of any CZH Transferor has made or received any payment of any kind, whether in cash or in tangible or intangible property or otherwise, in connection with any Company Permit which the Company or the Company Subsidiary has obtained or is negotiating to obtain or otherwise in connection with any business conducted or to be conducted by the Company or the Company Subsidiary, and no CZH Transferor has any agreement or understanding, whether formal or informal, with respect to any such payment.

Section 4.7 Litigation. There is no judicial, administrative or arbitral action, claim, suit, investigation or other proceeding at Law or in equity or Governmental Order pending or, to the Knowledge of such CZH Transferor, threatened that seek to prohibit or restrain the ability of such CZH Transferor to enter into the Agreement or consummate the transactions contemplated hereby.

Section 4.8 Brokers and Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that would be payable by SolarMax or SolarMax China in connection with the Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of such CZH Transferor or any of its Affiliates.

Section 4.9 Not a U.S. Person. Such CZH Transferor (i) is not a U.S. person (as defined in Rule 902 of Regulation S) and is not acquiring the SolarMax Shares for the account or benefit of a U.S. person, and (ii) is outside the United States and is undertaking any transaction contemplated in this Agreement as an offshore transaction (as defined in Rule 902 of Regulation S).

Section 4.10 Compliance Representations

(a) Each CZH Transferor should check the OFAC website at http://www.treas.gov/ofac before making the following representations. Such CZH Transferor represents that the amounts invested by him in the Company were not and are not directly or indirectly derived from activities that contravene United States or PRC federal, state or international laws and regulations, including anti-money laundering laws and regulations. United States federal regulations and Executive Orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at http://www.treas.gov/ofac. In addition, the OFAC Programs prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

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(b) To the best of such CZH Transferor’s knowledge, none of: (1) such CZH Transferor; or (2) any Person for whom such CZH Transferor is acting as agent or nominee in connection with this transaction is a country, territory, individual or entity named on an OFAC list, or a Person or entity prohibited under the OFAC Programs. Such CZH Transferor agrees to promptly notify SolarMax should such CZH Transferor become aware of any change in the information set forth in these representations. These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

(c) To the best of such CZH Transferor’s knowledge, none of: (1) the CZH Transferor; or (2) any Person for whom such CZH Transferor is acting as agent or nominee in connection with this investment is a senior foreign political figure,or any immediate family member or close associate of a senior foreign political figure, as such terms are defined in the footnotes above.

(d) If such CZH Transferor is affiliated with a Foreign Bank, or if such CZH Transferor receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, such CZH Transferor represents and warrants that: (1) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities; (2) the Foreign Bank maintains operating records related to its banking activities; (3) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and (4) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

Section 4.11 Reliance on Representations. Such CZH Transferor understands SolarMax is executing this Agreement and performing its obligations under this Agreement in reliance upon the representations and warranties made by the CZH Holders and the CZH Transferors pursuant to this Agreement, notwithstanding any independent investigation made by SolarMax. Such CZH Transferor is not relying upon any representations or warranties by SolarMax other than as expressly set forth in Article VI of this Agreement.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
THE CZH HOLDERS AND THE CZH TRANSFERORS
CONCERNING THE COMPANY

The CZH Holders and the CZH Transferors jointly and severally represent and warrant to SolarMax and SolarMax China as follows as of the date hereof and as of the Closing Date, except as expressly stated with respect to a specific representation or warranty in a disclosure schedule dated the date of this Agreement, delivered by the CZH Holders and the CZH Transferors to SolarMax simultaneously with the execution and delivery of this Agreement, which specifically identifies the section of this Agreement with respect to which the information is provided (the “Disclosure Schedule”):

Section 5.1 Organization and Qualification. Each of the Company and the Company Subsidiary is duly formed, validly existing and in good standing (to the extent such concepts are recognized under applicable Law) under the laws of the jurisdiction of its formation, has full corporate, limited liability company or similar power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted and is duly qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) as a limited company or otherwise in all jurisdictions in which such qualification is necessary under applicable Law as a result of the conduct of its business or the ownership or lease of its properties.

Section 5.2 Capitalization

(a) Company. The approved registered share capital of the Company is 1,000,000 RMB. The Company Interests constitute all of the issued and outstanding share capital of the Company and all of the issued and outstanding Company Interests were, and as of the Closing will be, duly authorized for issuance and, to the extent such concepts are recognized under applicable Law, validly issued, fully paid and non-assessable and were not issued in violation of any purchase option, call option, right of first refusal or offer, preemptive rights, subscription right or other similar right, the organizational documents of the Company or all applicable Law. All capital contributions to the Company have been paid in accordance with all applicable Law. There is no existing option, warrant, call, right (including preemptive rights), or contract of any character requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, of any shares of capital stock, other equity interests or other voting securities of the Company or the Company Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock, other equity interests or other voting securities of the Company or the Company Subsidiary. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement requires any increase or other modification of the Company’s registered capital..

(b) Company Subsidiary. The approved registered share capital of the Company Subsidiary is 1,000,000 RMB, which constitute all of the issued and outstanding share capital of the Company Subsidiary (the “Company Subsidiary Interests”). All of the issued and outstanding Company Subsidiary Interests were, and as of the Closing will be, duly authorized for issuance and, to the extent such concepts are recognized under applicable Law, validly issued, fully paid and non-assessable and were not issued in violation of any purchase option, call option, right of first refusal or offer, preemptive rights, subscription right or other similar right, the organizational documents of the Company Subsidiary or all applicable Law and are owned of record and beneficially by the Company subject to no Encumbrance. All capital contributions to the Company Subsidiary have been paid in accordance with all applicable Law. There is no existing option, warrant, call, right (including preemptive rights), or contract of any character requiring, and there are no securities of the Company Subsidiary outstanding which upon conversion or exchange would require, the issuance, of any shares of capital stock, other equity interests or other voting securities of the Company Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock, other equity interests or other voting securities of the Company or the Company Subsidiary. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement requires any increase or other modification of the Company Subsidiary’s registered capital.

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(c) No Other Share Interests. The Company does not own, directly or indirectly, any share interests in, or hold any other debt or debt securities issued by, any Person other than the Company Subsidiary.

(d) No Other Obligations. Neither the Company nor the Company Subsidiary is a party to any voting trust or other contract with respect to the voting, redemption, sale, transfer or other disposition of the Company Interests or share of capital stock, other equity interests or other voting securities of the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary has an obligation to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock, other equity interests or other voting securities or any evidence of Indebtedness or assets of the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary has an obligation to (x) purchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or voting securities, or any interest therein, or to pay any dividend or to make any other distribution in respect thereof or (y) vote or dispose of any capital stock, or other equity interests or voting securities in the Company or the Company Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or the Company Subsidiary. No shares of capital stock, other equity interests or other voting securities of the Company or the Company Subsidiary are issued, reserved for issuance or outstanding.

Section 5.3 Financial Statements

(a) The CZH Holders have provided to SolarMax copies of the 2014 Audited Financial Statements. The 2014 Audited Financial Statements present fairly the consolidated financial position of the Company and the Company Subsidiary at the dates thereof, and the results of their operations and their cash flows for the periods presented, in conformity with GAAP consistently applied. The Company has provided SolarMax with true and correct copies of all SAIC filings for the Company and the Company Subsidiary since the Company’s and the Company Subsidiary’s organization.

(b) The books of account and other financial records of the Company and the Company Subsidiary are true, complete and correct, have been prepared and maintained in reasonable detail and accurately and fairly reflect in all respects the transactions and dispositions of the assets of the Company and the Company Subsidiary.

(c) The books and other records of the Company and the Company Subsidiary have been prepared to record substantially all corporate actions of the shareholders, directors and any board committees of the Company and the Company Subsidiary.

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(d) The Company has devised and maintains a system of internal accounting controls sufficient in all respects to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (x) to permit preparation of financial statements in conformity with GAAP consistently applied and (y) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general and specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.4 No Undisclosed Liabilities. There are no liabilities of the Company or the Company Subsidiary other than liabilities (a) reflected or reserved against on the 2014 Audited Financial Statements, including any notes thereto or (b) incurred since December 31, 2014 in the ordinary course of business consistent with past practice.

Section 5.5 Taxes

(a) All Tax Returns required to be filed by or with respect to the Company and the Company Subsidiary have been timely filed (after taking into account all applicable extensions).

(b) All such Tax Returns are complete and correct in all respects.

(c) Each of the Company and the Company Subsidiary has paid or caused to be paid in full all Taxes shown as due on such Tax Returns and all Taxes owed by the Company and the Company Subsidiary for which no return was required to be filed, or has made adequate provision for all Taxes for the period ended December 31, 2014 in the 2014 Audited Financial Statements.

(d) To Knowledge of the Company, no deficiency, adjustment or special adjustment for any Taxes has been or is expected to be asserted in writing, proposed in writing or assessed in writing against the Company or the Company Subsidiary or any of their assets or properties and there is no ground for any such deficiency, adjustment or special adjustment for any Taxes.

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(e) There are no examinations, audits currently in progress, pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiary.

(f) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or the Company Subsidiary for any taxable period.

(g) No power of attorney granted by or with respect to the Company or the Company Subsidiary relating to Taxes is currently in force.

(h) The Company has, no later than thirty (30) days prior to the Closing Date, delivered or made available to SolarMax for inspection (i) complete and correct copies of all income Tax Returns for 2014, and (ii) complete and correct copies of rulings, closing agreements, settlement agreements, deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of the Company or the Company Subsidiary and relating to Taxes for such taxable periods.

(i) Neither the Company nor the Company Subsidiary has any liability for the Taxes of any Person (other than the Company or the Company Subsidiary) under any applicable Law, as a transferee or successor, by contract, or otherwise.

(j) There are no Encumbrances for Taxes upon any of the assets or properties of the Company or the Company Subsidiary, other than for Taxes not yet due and payable.

(k) To the Knowledge of the Company, no claim has ever been made by a Governmental Entity in a jurisdiction where the Company or the Company Subsidiary does not file Tax Returns that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction, and to the Knowledge of the Company, there is no basis for any such claim to be made.

(l) The Company and the Company Subsidiary have duly deducted, withheld, collected and timely paid to the appropriate Governmental Entities all Taxes required to be deducted, withheld, collected or paid in connection with amounts paid or owing to any Person.

(m) The Company and the Company Subsidiary have complied with all reporting and record keeping requirements with respect to Taxes, and have retained copies of all Tax Returns and all documents relating to Taxes, including, without limitation, Tax payment certificates, Tax deduction approvals and Tax filing supporting documents.

(n) Neither the Company nor the Company Subsidiary is a party to, or bound by, or has any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes.

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(o) All related party transactions conducted by the Company or the Company Subsidiary have been conducted and are conducted at arm’s length and have been properly documented.

(p) To the Knowledge of the Company, no financial subsidies or Tax incentives (including, without limitation, a reduction in a Tax rate, exemption from Tax or Tax refund) will be required to be repaid or clawed back prior to the Closing as a result of any action taken or event occurring on or before the Closing Date (including, without limitation, entering into this Agreement and the Transaction).

Section 5.6 Litigation. There is no action, claim, suit, investigation or other proceeding at law or in equity (collectively, the “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiary or any of their assets, rights or properties. Neither the Company nor the Company Subsidiary is subject to or in default under any Governmental Order.

Section 5.7 Compliance with Laws. The businesses of the Company and the Company Subsidiary have not been, and are not being, conducted in violation of any applicable Law (including, but not limited to, applicable anti-bribery Laws) and none of the Company or the Company Subsidiary has received written notice from any Governmental Entity alleging that it is in violation of any Law or Governmental Order. The Company and the Company Subsidiary maintain internal controls reasonably designed to identify violations of any Law and to ensure that all transactions involving the assets of the Company or the Company Subsidiary are properly authorized and recorded. None of the Company or the Company Subsidiary is a party to an action by any U.S. Governmental Authority arising from an alleged violation by any of them of any sanction administered by OFAC.

Section 5.8 Key Employees. To the Knowledge of the Company, no officer of the Company or the Company Subsidiary or any of the key employees is in violation of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, or any other contract, agreement, understanding or any restrictive covenant relating to the right of any such officer or key employee to be employed by the Company or the Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company and the Company Subsidiary or relating to the use of trade secrets or proprietary information of others, and to the Knowledge of the Company, the continued employment of the officers and key employees of the Company and the Company Subsidiary does not subject the Company or the Company Subsidiary to any liability to or claim by any third party. Neither the Company nor the Company Subsidiary has received any communication from any former employer of an officer or key employee regarding such Person’s existing or proposed role as a director, officer or employee of or consultant to the Company or the Company Subsidiary, regarding or indicating any alleged violation of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, or any other contract, agreement, understanding or any restrictive covenant or relating to the use of trade secrets or proprietary information of others. The Company has no Knowledge that any such officer or key employee intends to terminate his or her employment with the Company or the applicable Company Subsidiary, nor does the Company have any present intention to terminate the employment of any such officer or key employee.

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Section 5.9 Labor

(a) Neither the Company nor the Company Subsidiary is a party to or otherwise bound by any labor or collectively bargaining agreement or contract, agreement or understanding with any labor union and no labor union has requested, sought or attempted to represent any employees, representatives or agents of the Company or the Company Subsidiary. There is no existing, threatened or pending strike, work slowdown, lockout or other similar labor disputes involving any of the Company or the Company Subsidiary and neither the Company nor the Company Subsidiary has experienced any such labor controversy. Each of the Company and the Company Subsidiary has complied with all applicable Law relating to employment, including but not limited to those related to wage, working time, overtime payment, the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity, health and safety, intern and labor agent, in all respects; and there is no existing, threatened or pending dispute involving any of the Company or the Company Subsidiary nor has any such dispute arisen prior to the date of this Agreement and the Company has no Knowledge of any circumstance which might give rise to any such dispute. Each of the employees of the Company and the Company Subsidiary is subject to a written employment agreement with the Company or the applicable Company Subsidiary in full compliance with applicable Law.

(b) The Company and the Company Subsidiary have completed the social insurance registration with the competent labor and social security authorities. The Company and the Company Subsidiary have paid the contributions in full for the statutory social insurance and housing funds for all of their employees with whom the Company and the Company Subsidiary have entered into employment contracts or for whom the Company or Company Subsidiary is required to make such payments under applicable Law.

Section 5.10 Employee Benefit Plans. Neither the Company nor the Company Subsidiary maintains any benefit plan that is an equity incentive plan or equity arrangement for participation by its employees. With respect to any benefit plan, (i) all benefit plans have been established, maintained and administered in compliance with their terms, social security, overtime payment, intern, and labor agent Laws, as well as any other applicable Laws, and has so complied in all respects with all applicable Laws prior to the date of this Agreement; (ii) to the Knowledge of the Company, all benefit plans that are required to be funded are fully funded, and with respect to all other benefit plans, adequate reserves have been established on the accounting statements of the applicable Company or Company Subsidiary; and (iii) to the Knowledge of the Company, no liability or obligation of the Company or the Company Subsidiary exists with respect to such benefit plans.

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Section 5.11 Permits. Schedule 5.11 of the Disclosure Schedules sets forth the name of each permit held by the Company or the Company Subsidiary that are necessary or required to conduct operations in the manner in which they are presently conducted (collectively, “Company Permits”). Each Company Permit is in full force and effect and neither the Company nor the Company Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any respect of any term, condition or provision of any Company Permits and none of the Company or the Company Subsidiary has received any written notice from any Governmental Entity alleging that it is in violation of any Company Permit held by it. No suspension or cancellation of any of the Company Permits is pending or threatened and no such suspension or cancellation will result from the transactions contemplated by this Agreement. The Company and the Company Subsidiary have kept all required records and have filed with Governmental Entities all required notices, supplemental applications and annual or other reports for the operations of the Company’s and the Company Subsidiary’s business.

Section 5.12 Real Property

(a) Neither the Company nor the Company Subsidiary owns any real property. A true and complete list of all real property leased or subleased by the Company or the Company Subsidiary (the “Leased Real Property”) and all Leased Real Property that has been subleased or assigned by the Company or the Company Subsidiary to any other Person (such list setting forth the names of the parties thereto, the date of the lease or sublease and each amendment thereto, collectively, the “Lease Documents”) has been made available to SolarMax. Each of the Lease Documents is valid, binding and in full force and effect and neither the Company, the Company Subsidiary nor, to the Knowledge of the Company, any other party thereto is in violation of or in default thereunder. No event has occurred or circumstance or condition exists, that (with or without notice, lapse of time or both) would reasonably be expected to (i) result in a breach or violation of or default thereunder, (ii) give any party the right to cancel or accelerate payments thereunder or terminate or modify any Lease Document or (iii) give any party to any Lease Document or any property formerly leased by the Company, the Company Subsidiary or any of their predecessors the right to seek damages or other remedies.

(b) The Company and the Company Subsidiary has valid leasehold interests in (or has analogous property rights under applicable Law) all Leased Real Property used by it.

(c) None of the Company or the Company Subsidiary has received written notice of a proceeding in eminent domain proceedings affecting any of the Leased Real Properties.

(d) With respect to all buildings, structures (surface and sub-surface), fixtures and improvements (collectively, the “Improvements”) on each Leased Real Property, (i) such Improvements are in good working condition, except for ordinary wear and tear, (ii) all mechanical systems therein are in good operating condition, except for ordinary wear and tear, (iii) all furniture, fixtures and equipment therein are in good operating condition, except for ordinary wear and tear, and (iv) all utilities, including water, gas, heat, drainage, storm and sanitary septic facilities, telecommunication electrical systems and fire protection are available and operable in adequate capacity to permit the use thereof for its intended purposes as currently used, and all introduction and connection charges have been paid.

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(e) All Improvements on each Leased Real Property conform to and are in compliance with all Laws in all respects. Each Leased Real Property and each Improvement thereon has been completed in all respects in accordance with all applicable zoning and land use regulations and permits and all restrictions and/or conditions contained in any zoning or land use variance or other similar approval relating to such Leased Real Property or Improvement. There are no pending or, to the Knowledge of the Company, threatened proceeding to change the current land use classification of the Leased Real Property or the conditions applicable thereto.

Section 5.13 Personal Property. The Company and the Company Subsidiary have good and marketable title to, or a valid and enforceable leasehold interest in, all personal property owned, used or held for use by them. Neither the Company’s nor the Company Subsidiary’s ownership of or leasehold interest in any such personal property is subject to any Encumbrances.

Section 5.14 Environmental Matters

(a) The Company and the Company Subsidiary and their predecessors and Affiliates have complied and are in compliance with all Environmental Laws. Neither the Company nor the Company Subsidiary nor any of their respective predecessors and Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or dealt in any manner with any Materials of Environmental Concern, and never owned or leased any real property on which any of such activities were conducted. Neither the Company nor the Company Subsidiary nor any of their respective predecessors or Affiliates has, either expressly or by operation of Law, assumed or undertaken any Liability, including, without limitation, any obligation with respect to corrective or remedial action, on its own behalf or on behalf of any other Person, relating to Environmental Laws. No facts, events or conditions relating to the past or present facilities, properties or operations of the Company or the Company Subsidiary of any of their respective predecessors and Affiliates will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws or give rise to other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), pursuant to Environmental Laws.

(b) No Materials of Environmental Concern are otherwise present at any Leased Real Property or are present elsewhere under conditions or in circumstances that have resulted in or could reasonably be expected to result in Liability to the Company or the Company Subsidiary.

(c) To the Knowledge of the Company, copies of any reports regarding any environmental assessment, audit or other review of any of the Leased Real Properties or any property formerly owned or leased by, or subject to any franchise, license or similar agreement with, the Company or the Company Subsidiary or any of their predecessors, have been made available to SolarMax to the extent such reports are in the possession or control of the Company or the Company Subsidiary.

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Section 5.15 Material Contracts. None of the Company or the Company Subsidiary is a party to or obligated under:

(a) any contract which obligates the Company or the Company Subsidiary for any payments in excess of 250,000 RMB, in the aggregate, and which is not terminable by the Company or the Company Subsidiary without additional payment or penalty within ninety (90) days of delivery of notice of such termination;

(b) any contract which restricts the Company or the Company Subsidiary from engaging in any line of business or competing with any Person in any geographic region;

(c) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture which is not a wholly-owned subsidiary of the Company;

(d) any contract (other than with the Company Subsidiary) under which Indebtedness in excess of 250,000 RMB is outstanding or pursuant to which any property or asset of the Company or the Company Subsidiary having a book value of more than 250,000 RMB is mortgaged, pledged or otherwise subject to an Encumbrance or any contract restricting the incurrence of Indebtedness or the incurrence of Encumbrances or restricting the payment of dividends;

(e) any contract entered into within three (3) years prior to the date hereof for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of 250,000 RMB and any term sheets or letters of intent in effect and not expired as of the date hereof, whether or not binding, relating to any of the foregoing in this clause (e);

(f) other than contracts for ordinary repair and maintenance, any contract relating to the development or construction of, or additions or expansions to, the Leased Real Properties, under which the Company or the Company Subsidiary has, or expects to incur, an obligation in excess of 250,000 RMB in the aggregate that has not been satisfied as of the date hereof;

(g) any contract to which the Company or the Company Subsidiary has continuing indemnification obligations or potential liability under any purchase price adjustment that, in each case, could reasonably be expected to result in future payments of the Company or such Company Subsidiary of more than 250,000 RMB or any contract relating to the settlement or proposed settlement of any Legal Action, which involves the issuance of equity securities or payment of an amount, in any such case, having a value of more than 250,000 RMB;

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(h) any contract for the employment of, or receipt of any services from, any director, officer or other employee on a full-time, part-time, consulting or other basis providing annual case compensation from the Company or any Subsidiary in excess of 250,000 RMB;

(i) any contract which relates to any Intellectual Property;

(j) any contract (other than contracts referenced in clause (a) through (i) of this Section 5.15) which by its terms call for payments by the Company and the Company Subsidiary in excess of 250,000 RMB in the aggregate;

(k) any contract with any current officer or director of the Company or the Company Subsidiary or any other Affiliates of the Company or the Company Subsidiary, including any CZH Transferor and any CZH Holder; or

(l) any contract that requires a consent to or otherwise contains a provision relating to a “change of control’, or any contract that would prohibit or delay the consummation of the transactions contemplated by this Agreement, or that would trigger, give rise to, accelerate or augment any liabilities or terminate or modify any rights of the Company or the Company Subsidiary as a result of the consummation of the transactions contemplated hereby (the contracts described in clause (a) through (k) of this Section 5.15 and Lease Documents together with all exhibits and schedules thereto collectively, the “Material Contracts”).

Section 5.16 No Breach of Contract

(a) Neither the Company nor the Company Subsidiary is in breach of or default (with or without notice, lapse of time or both) under the terms of any Material Contract;

(b) To the Knowledge of the Company, as of the date hereof, no other party to any Material Contract is in breach of or default (with or without notice, lapse of time or both) under the terms of any Material Contract.

(c) Each Material Contract is a valid and binding obligation of the Company or the Company Subsidiary a party thereto and is in full force and effect assuming that each such Material Contract is a valid and binding obligation of the other party or parties to the Material Contract.

(d) The Company has made available to SolarMax true and complete copies of all Material Contracts, including any amendment thereto.

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Section 5.17 Intellectual Property. (i) None of the Company or the Company Subsidiary has received any written notice of any pending or threatened claim that the conduct of the businesses of the Company and the Company Subsidiary as currently conducted infringes the Intellectual Property rights of any third party; (ii) to the Knowledge of the Company, no Person is infringing the Intellectual Property rights of the Company or the Company Subsidiary; (iii) none of the CZH Holders or CZH Transferors, or their Affiliates thereof, is using any Intellectual Property rights that are the same as, or confusingly or substantially similar to, those used in the conduct of the businesses of the Company and the Company Subsidiary as currently conducted; (iv) the Company and the Company Subsidiary do not own any registrations or applications for Intellectual Property rights; (v) all of the registrations and applications on such schedule are subsisting and unexpired, and to the Knowledge of the Company, valid and enforceable; (vi) all Persons who contributed to the creation or development of proprietary Intellectual Property of the Company and the Company Subsidiary have assigned to the Company in writing all of their rights therein; (vii) the Company and the Company Subsidiary take all reasonable actions to protect their Intellectual Property and the integrity, security and continued operation of their software, networks and systems, and there have been no violations, outages or interruptions of same; or (viii) no Person has the current or contingent right to access or possess any source code of the Company or the Company Subsidiary or has actually done the foregoing.

Section 5.18 Insurance. True and complete copies of all policies of insurance under which any of the Company’s or the Company Subsidiary’s assets or business activities are covered have been made available to SolarMax. There is no claim by the Company or the Company Subsidiary pending under any such policies which has been denied or disputed by the insurer. With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and neither the Company nor the Company Subsidiary has received any notice from the insurance company that any policy is not full force and effect or will not be renewed in the normal course of busienss; (ii) neither the Company nor the Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) no notice of cancellation or termination has been received; (iv) to the Knowledge of the Company, no insurer of the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (v) the policy is sufficient for compliance with all requirements of Law and the express requirements of all contracts to which the Company or the Company Subsidiary are parties.

Section 5.19 Brokers and Finders. None of the Company or the Company Subsidiary has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee payable by the Company or the Company Subsidiary in connection with any of the transactions contemplated by this Agreement..

Section 5.20 No Payments. Neither the Company nor the Company Subsidiary nor any Affiliate of the Company or the Company Subsidiary has made or received any payment of any kind, whether in cash or in tangible or intangible property or otherwise, in connection with any Company Permit which the Company or the Company Subsidiary has obtained or is negotiating to obtain or otherwise in connection with any business conducted or to be conducted by the Company or the Company Subsidiary, and neither the Company nor the Company Subsidiary nor any of their Affiliates has any agreement or understanding, whether formal or informal, with respect to any such payment.

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Section 5.21 Related Party Transactions. There is no unsettled balance between any CZH Transferor, any CZH Holder or any of their respective Affiliates and any other Affiliate of the Company, on the one hand, and any of the Company or the Company Subsidiary, on the other hand.

Section 5.22 Circular 37 Registration. Schedule 5.22 of the Disclosure Schedules sets forth all the reporting and/or registrations made to date pursuant to the SAFE Rules and Regulations by each present and former holder or beneficial owner of any share capital of the Company who is a Circular 37 Security Holder.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SOLARMAX

SolarMax represents and warrants to the CZH Holders and the CZH Transferors follows as of the date hereof and the Closing Date:

Section 6.1 Organization and Qualification. SolarMax is corporation organized and validly existing under the Laws of the State of Nevada and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

Section 6.2 Authorization. SolarMax has full power and authority to enter into the Agreement. All corporate action necessary for SolarMax to enter into this Agreement has been taken, and this Agreement constitutes the valid and legally binding obligations of SolarMax, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 6.3 No Conflict. The execution and delivery of the Agreement by SolarMax does not, and the performance by SolarMax of its obligations under the Agreement will not (i) violate any applicable Law to which SolarMax is subject, (ii) conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate or cancel any contract or agreement to which SolarMax is bound or (iii) violate the organizational documents of SolarMax other than, in the case of clauses (i) and (ii) above, any such violations, conflicts, breaches, defaults, accelerations or rights that would not impair or delay SolarMax’ ability to perform its obligations under the Agreement or consummate the transactions contemplated hereby.

Section 6.4 Government Filings. No Governmental Filings are required in connection with the execution and delivery of the Agreement by SolarMax or the consummation by SolarMax of the transactions contemplated hereby, except (a) those that become applicable as a result of the regulatory or corporate status of the CZH Holders or their Affiliates, and (b) such other Governmental Filings, the failure of such other Governmental Filings to be made or obtained would not impair or delay SolarMax’ ability to perform its obligations under the Agreement or consummate the transactions contemplated hereby.

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Section 6.5 Brokers and Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from any CZH Holder or any CZH Transferor in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of SolarMax or any of its Affiliates.

Section 6.6 Due Issuance of SolarMax Shares; Capitalization. The SolarMax Shares have been duly authorized and, when issued to the CZH Holders pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of Encumbrances, except for restrictions arising under the Securities Act or this Agreement or those incurred by any CZH Holder or any CZH Transferor. As of the date of this Agreement, without giving effect to the SolarMax Shares issuable pursuant to this Agreement or any Common Stock issuable upon the grant of options, SolarMax had 31,616,928 shares of Common Stock outstanding.

Section 6.7 Investment Company. SolarMax is not and will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

Section 6.8 Restricted Shares. No directed selling efforts (as defined in Rule 902 of Regulation S) have been made by any of SolarMax, any of its Affiliates or any Person acting on its behalf with respect to the SolarMax Shares to be issued to the CZH Holders pursuant to this Agreement. The issuance of the SolarMax Shares will be exempt from the registration requirement of the Securities Act pursuant to an exemption provided by Regulation S. In making this representation, SolarMax is relying upon, and this representation is subject to the accuracy of, the representation and warranties of all of the CZH Holders and CZH Transferors in Article III and Article IV.

ARTICLE VII
COVENANTS

Section 7.1 Publicity. Except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by any Governmental Entity, prior to Closing, no Party nor any of its Affiliates shall, without the express written approval of the other Parties, make any press release or other public announcements concerning the transactions contemplated by this Agreement, except as and to the extent that such Party shall be so obligated by applicable Law or pursuant to any such listing agreement or rules of any national securities exchange or by any Governmental Entity, in which case the other Parties shall be advised and all the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued. For the avoidance of doubt, the Parties understand and agree that, in connection with any public offering by SolarMax, SolarMax will be required to disclose this Agreement and may be required to file this Agreement as an exhibit to the registration statement relating to such public offering.

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Section 7.2 Commercially Reasonable Efforts.

(a) Each Party shall use (and shall cause its Affiliates to use) commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing set forth in Article VIII to be satisfied as promptly as practicable and to consummate in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b) Subject to the foregoing, the Parties agree that, from time to time before and after the Closing Date, they will execute and deliver such further instruments, and take, or cause their respective Affiliates to take, such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

Section 7.3 Fees and Expenses. Whether or not Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including any fees and expenses of investment bankers, brokers, finders, counsel, advisors, experts or other agents, in each case, incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (whether payable prior to, at or after the Closing Date)) shall be paid by the Party incurring such expenses; provided, that the CZH Holders and the CZH Transferors shall be jointly and severally responsible for the payment of all fees and expenses incurred by the Company and the Company Subsidiary.

Section 7.4 Notification. Each Party shall notify the other Parties in writing immediately upon becoming aware of any fact or condition that would cause any condition set forth in Article VIII not to be satisfied.

Section 7.5 Non-Compete; Non-Solicitation

(a) Without SolarMax’ prior written approval, for a period of five (5) years from the Closing Date, no CZH Holder or CZH Transferor shall, and each shall cause its Affiliates not to, directly or indirectly engage in, operate, manage, act as an officer, director, consultant or advisor to, provide or guaranty financing to or acquire ownership of more than a five percent (5%) interest in, a Person that engages in the Business.

(b) For a period of five (5) years from the Closing Date, no CZH Holder or CZH Transferor shall, and each shall cause its respective Affiliates not to (i) solicit, entice, persuade or induce any of the senior employees of SolarMax, SolarMax China or any of their direct or indirect subsidiaries to terminate his or her employment, (ii) solicit the employment of any such individual, or (iii) hire or engage, as an officer, employee, consultant, independent contractor or otherwise, any such individual, in each case without the prior written consent of SolarMax.

(c) The length of time for which any covenant contained in this Section 7.5 shall be in force shall not include any period of violation or any other period required for litigation during which SolarMax seeks to enforce such covenant. In the event that any such covenant shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

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(d) The covenants contained in this Section 7.5 are each independent of any other provision of this Agreement, and the existence of any claim which any party may allege against any other Party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. The CZH Holders and the CZH Transferors acknowledge that SolarMax is paying the Cash Consideration and issuing the SolarMax Shares in reliance on the goodwill of the Business and the covenants contained in this Section 7.5 are essential to the protection of SolarMax and that SolarMax would not issue the SolarMax Shares but for these covenants. The CZH Holders and the CZH Transferors (i) acknowledge and agree that the monetary damages for any breach of this Section 7.5 would be inadequate, and (ii) agree and consent that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted in any action that may be brought to enforce any of the provisions of this Section 7.5.

Section 7.6 Governmental Filings for Issuance of the SolarMax Shares. Each of the Parties shall promptly make all required Governmental Filings, if any, pursuant to the Securities Act in connection with the issuance of the SolarMax Shares.

Section 7.7 Project Finance. Following the Closing, the CZH Holders may by notice in writing request SolarMax China to use commercially reasonable efforts to arrange for project financing on behalf of the Company on such terms as the Company may determine to be reasonable, based on the tasks required for identifying, planning, and procuring certain capital intensive solar projects, and in all cases, subject to the final terms of usual and customary definitive documents negotiated with SolarMax China, the Company and/or any other counterparties and subject to a project budget proposed by the CZH Holders and subject to SolarMax’ and any proposed lenders’ approval. For the avoidance of doubt, it is understood that any project financing will be subject to negotiation of financing and this Agreement does not confer upon any Party or the Company any right to obtain financing from the Company and none of SolarMax, SolarMax China or the Company shall have any obligation whatsoever to provide access to funds or direct financing to the CZH Holders (including Affiliates of CZH Holders and third party transferees) under this Agreement.

Section 7.8 IPO

(a) It is SolarMax’ present intention to file a Registration Statement with the SEC not later than one year from the Closing Date; provided, however, that such date may be postponed by SolarMax if and to the extent that SolarMax’ ability to have the Registration Statement filed with the SEC is delayed as a result of (i) questions raised by SolarMax’ investment banking firm or the SEC relating to this Agreement, the business or financial statements of the Company, the accounting treatment of the transaction contemplated by this Agreement or other matters relating to the Company, (ii) any acquisition which SolarMax proposes to make (regardless of whether the acquisition is completed) if such proposed acquired company would be a “significant subsidiary” as defined in Regulation S-X under the Securities Act whose financial statements would be required to be included in the registration statement, including questions or comments raised by the proposed underwriters relating to such acquisition, its business, financial statements or the acquisition agreement. The length of any delay resulting from events described in this Section 7.8(a) shall be determined in good faith by SolarMax, and SolarMax shall advise the CZH Holders and the CZH Transferors in a timely manner of any such delay and the basis of such delay.

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(b) The CZH Holders and the CZH Transferors acknowledge and understand that the Registration Statement will cover shares being sold by the Company and that no SolarMax Shares will be covered in the Registration Statement.

(c) In connection with the IPO, each CZH Holder agrees that such CZH Holder will enter into such lock-up agreement with respect to the SolarMax Shares as may be requested by the managing underwriter of the IPO, provided, that in no event will the lock-up period required of the CZH Holders exceed the lock-up period required of the Company’s management. A lock-up period is the period following the completion of a public offering that the SolarMax Shares may not be publicly sold by the holders.

Section 7.9 Circular 37 Registration

(a) Prior to the Closing, each CZH Transferor and CZH Holder who (i) is a Circular 37 Security Holder and (ii) has failed to comply with the reporting and/or registration requirements under the SAFE Rules and Regulations shall, and the Company, the CZH Transferors and CZH Holders shall use their respective best efforts to cause each Circular 37 Security Holder who has failed to comply with the reporting and/or registration requirements under the SAFE Rules and Regulations (collectively, the “Complying Circular 37 Security Holders”) to comply with the reporting and/or registration requirements under the SAFE Rules and Regulations. The Company, the CZH Transferors and CZH Holders shall provide copies of any such report, filing or application to SolarMax prior to filing and consider all reasonable additions, deletions or changes suggested by SolarMax in connection therewith. Each of the Company, the CZH Transferors and CZH Holders shall keep SolarMax apprised of any communication with, and the status of any inquiries or requests for additional information from, SAFE in connection therewith.

(b) Each CZH Transferor and CZH Holder who is a Circular 37 Security Holder shall use his best efforts to (i) report and file with SAFE the transfer of his or its portion of the Company Interests as contemplated under this Agreement, as soon as practicable after the Closing, in accordance with the requirements under the SAFE Rules and Regulations, or (ii) provide the Company with all documents, information and assistance as is reasonably necessary to enable the Company to promptly make such report and filing with SAFE on behalf of such CZH Transferor and CZH Holder, as the case may be.

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Section 7.10 Tax Matters.

(a) Each CZH Transferor and each CZH Holder shall duly and timely comply with all of its Tax payment obligations as required by applicable Law.

(b) Each CZH Transferor and each CZH Holder shall duly and timely comply with any obligations imposed under Guoshuihan [2009] No. 698 (“Circular 698”), including any reporting obligations, and such CZH Transferor or CZH Holder, as the case may be, shall fully and timely make full payments of Taxes, including but not limited to capital gain Taxes or similar nature income Taxes, as required by the Governmental Entities after such reporting.

(c) The CZH Transferors and CZH Holders shall cause all Tax allocation agreements or Tax sharing agreements with respect to the Company or the Company Subsidiary to be terminated as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to the Company or the Company Subsidiary on and after the Closing Date and that there shall be no further liabilities or obligations imposed on the Company or the Company Subsidiary under any such agreements.

ARTICLE VIII
CONDITIONS OF CLOSING

Section 8.1 Conditions to Obligations of the Parties. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject the satisfaction or waiver of the following conditions:

(a) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing or seeking to restrain or prohibit the consummation of the Closing or the performance of any of the Parties’ obligation pursuant to this Agreement, or seeking to obtain from the Company or any Party any damages.

(b) There shall not be threatened or pending any suit, action or proceeding by any Governmental Entity: (i) seeking to prohibit or impose any material limitations on SolarMax’ ownership of SolarMax China, SolarMax China’s ownership of the Company or SolarMax’ or SolarMax China’s ability to operate the Company, or seeking to compel SolarMax or SolarMax China to dispose of or hold separate any material portion of the business or assets of the Company or seeking to impose material limitations on the ability of SolarMax China effectively to exercise full rights of ownership of the Company Interests; or (ii) which otherwise is reasonably likely to have a material adverse effect on the prospects, consolidated financial condition, businesses or results of operations of SolarMax or the Company.

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Section 8.2 Additional Conditions to Obligations of SolarMax. The obligation of SolarMax to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver by SolarMax, on or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties set forth in Article III, Article IV and Article V shall be true and correct on and as of the Closing Date with the same force and effect as if made on such date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date);

(b) The CZH Holders and the CZH Transferors shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them respectively on or prior to the Closing Date, and they shall have delivered a certificate to such effect to SolarMax; and

(c) The CZH Holders shall have delivered the closing deliverables set forth Section 2.3(c).

Section 8.3 Additional Conditions to Obligations of the CZH Holders. The obligation of each CZH Holder to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver by such CZH Holder, on or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of SolarMax set forth in Article VI shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date);

(b) SolarMax shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by SolarMax on or prior to the Closing Date, and SolarMax shall have delivered a certificate to such effect to the CZH Holders; and

(c) SolarMax shall have delivered the closing deliverables set forth in Section 2.3(a) and Section 2.3(b).

ARTICLE IX
TERMINATION

Section 9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of the Parties;

(b) by either the CZH Holders or SolarMax if there shall be a Law in effect making illegal the consummation of the transactions contemplated hereby, or there shall be a final and non-appealable Governmental Order in effect prohibiting the consummation of the transactions contemplated hereby;

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(c) by SolarMax if there shall have been (i) a material breach of any of the representations and warranties of any CZH Holder or any CZH Transferor set forth in this Agreement, or (ii) a material breach of any of the covenants or agreements on the part of any CZH Holder or CZH Transferor set forth in this Agreement, which breach would cause the condition set forth in Section 8.1 or Section 8.2 not to be satisfied (and, in the case of either (i) or (ii) above, such breach is not cured within fifteen (15) days after receipt of written notice thereof); provided, however, SolarMax shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if SolarMax shall have materially breached or failed to perform any of its representations, warranties or covenants set forth in this Agreement which breach or failure to perform would give rise to the failure of the conditions set forth in Section 8.1 or Section 8.2; or

(d) by the CZH Holders and the CZH Transferors, acting together, if there shall have been (i) a material breach of any of the representations and warranties of SolarMax set forth in this Agreement, or (ii) a material breach of any of the covenants or agreements on the part of SolarMax set forth in this Agreement, which breach would cause the condition set forth in Section 8.1 or Section 8.3 not to be satisfied (and, in the case of either (i) or (ii) above, such breach is not cured within fifteen (15) days after receipt of written notice thereof); provided, however, the CZH Holders and CZH Transferors shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if any CZH Holder or any CZH Transferor shall have materially breached or failed to perform any of his or its representations, warranties or covenants set forth in this Agreement which breach or failure to perform would give rise to the failure of the conditions set forth in Section 8.1 or Section 8.3.

Section 9.2 Effect of Termination. In the event of termination of this Agreement by a Party pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties and there shall be no liability on the part of the CZH Holders, the CZH Transferors or SolarMax; provided, that no such termination shall relieve any Party of its obligations under Section 7.1, Section 7.3, this Article IX or Article XI.

ARTICLE X
LIMITS OF LIABILITY AND INDEMNIFICATION

Section 10.1 Survival of Representations and Warranties. Except as expressly provided in Section 10.1(a) and Section 10.1(b), the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing until the second anniversary after the Closing Date:

(a) the representations and warranties of (i) the CZH Holders set forth in Section 3.1, Section 3.2, Section 3.7, Section 3.11; (ii) the CZH Transferors set forth in Section 4.1, Section 4.2, Section 4.4 and Section 4.10; (iii) the CZH Holders and CZH Transferors set forth in Section 5.1, Section 5.2, Section 5.7 and Section 5.19; and (iv) SolarMax set forth in Section 6.1, Section 6.2 and Section 6.5 shall survive the Closing indefinitely; and

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(b) the representations and warranties of (i) the CZH Holders set forth in Section 3.5, (ii) the CZH Transferors set forth in Section 4.6 and (ii) the CZH Holders and CZH Transferors set forth in Section 5.5, Section 5.14 and Section 5.20 shall survive until six months following the expiration of the applicable statutes of limitations.

(c) the covenants and agreements of the Parties contained in this Agreement that by their terms are to be performed after the Closing shall survive the Closing in accordance with their terms, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance.

No claim or cause of action arising out of the inaccuracy or breach of any warranty, covenant or agreement of the CZH Holders or SolarMax may be made following the termination of the applicable survival period referred to in this Section 10.1.

Section 10.2 Indemnification

(a) From and after the Closing, each CZH Holder and each CZH Transferor shall indemnify SolarMax and its Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “SolarMax Indemnitees”) from and against all Losses arising out of or relating to: (i) a breach of any representation or warranty made by such CZH Holder or CZH Transferor, as the case may be, contained in Article III, Article IV or Article V of this Agreement; or (ii) a breach of any covenant or obligation to be performed by such CZH Holder or CZH Transferor under this Agreement.

(b) From and after the Closing, SolarMax shall indemnify each CZH Holder and their respective Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “CZH Holder Indemnitees”) from and against all Losses, arising out of or relating to: (i) a breach of any representation or warranty made by SolarMax contained in Article VI of this Agreement; or (ii) a breach of any covenant or obligation to be performed by SolarMax under this Agreement.

Section 10.3 Tax Indemnity. Each CZH Transferor and CZH Holder shall severally and jointly indemnify and hold harmless the SolarMax Indemnitees from any and all Losses incurred by the SolarMax Indemnitees in respect of:

(a) any and all liability for Taxes with respect to any taxable period of the Company or the Company Subsidiary (or any predecessors) for all taxable periods ending on or before the Closing Date and with respect to any taxable period that begins on or before and ends after the Closing Date, for the portion thereof ending on the Closing Date;

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(b) any and all liability for Taxes of such CZH Transferor or CZH Holder, as the case may be, or any other Person (other than the Company or the Company Subsidiary) which is or has ever been affiliated with the Company or the Company Subsidiary or with whom the Company or the Company Subsidiary otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date;

(c) any breach of any representation or warranty or covenant contained in Section 5.5 and Section 7.10;

(d) any and all liability for Taxes imposed in connection with, arising from or relating to such CZH Transferor or such CZH Holder’s reporting obligations under Circular 698; and

(e) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which the Company or the Company Subsidiary was obligated, or was a party, on or prior to the Closing Date.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all the Parties. Subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.2 Governing Law. This Agreement and all disputes shall be governed by and construed in accordance with the Laws of the State of Nevada without regard to principles of conflict of Law. For all matters arising directly or indirectly from this Agreement (“Agreement Matters”), each of the Parties hereto hereby (a) irrevocably consents and submits to the sole exclusive jurisdiction of the United States District Court for the Central District of California and any state court in the State of California that is located in Riverside County (and of the appropriate appellate courts from any of the foregoing) in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi legal proceeding (“Proceeding”) directly or indirectly arising out of or relating to any Agreement Matter; provided that a Party to this Agreement shall be entitled to enforce an order or judgment of any such court in any United States or foreign court having jurisdiction over the other Party (or Parties), (b) irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum, (c) waives, to the fullest extent permitted by Law, any immunity from jurisdiction of any such court or from any legal process therein, (d) irrevocably waives, to the fullest extent permitted by Law, any right to a trial by jury in connection with a Proceeding, (e) agrees not to commence any Proceeding other than in such courts, and (f) agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice as set forth in herein other than by electronic communication.

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Section 11.3 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing signed by the Party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested or by telecopier (if telecopier number is provided) or e-mail or other method of electronic communications (collectively, “electronic communication”). Notices shall be deemed to have been received on the date of delivery or attempted delivery; provided that notice by electronic communication shall only be deemed given if receipt is acknowledged. Notices shall be sent to the Parties at the addresses set forth below. Any Party may, by like notice, change the address, person, telecopier number or e-mail to which notice shall be sent.

If to SolarMax or SolarMax China, to:

SolarMax Technology, Inc.

3080 12th Street

Riverside, CA 92507

Attention: Mr. David Hsu

E-mail: davidh@solarmaxtech.com

If to the CZH Holders, to:

c/o Mosack Fonseca & Co. (B.V.I.) Ltd.

P.O. Box 3136

Road Town, Tortola

British Virgin Islands

If to the CZH Transferors, to:

Chengdu Zhonghong Tianhao Technology Limited Company

Building 2, Floor 4-1

Tianhe West 2nd Street

Gaoxin District, Chengdu City

Sichuan Province, PRC

Section 11.4 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

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Section 11.5 Entire Agreement

(a) This Agreement, including the Exhibits and the documents to be delivered at the Closing, which constitute integral parts of this Agreement, constitutes the entire agreement of the Parties, superseding all prior or contemporaneous oral or written agreements, understandings and letters of intent, and may not be modified or amended nor may any right be waived except by a written instrument which refers to this Agreement, states that it is an amendment, modification or waiver and is signed by all Parties, in the case of a modification or amendment, or by the Party granting the waiver in the case of a waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any Party to contradict, explain, vary or supplement any provision of this Agreement, it being acknowledged by the Parties that this Agreement is intended to be, and is, the complete and exclusive statement of their agreement with respect to its subject matter. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances. No delay or failure by any party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other rights.

Section 11.6 Interpretation

(a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit of or to this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.

(d) Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(e) References in this Agreement to “U.S. Dollars,” or “US$” are to U.S. dollars, the legal currency of the United States of America; and references in this Agreement to “RMB” are to renminbi, the legal currency of the PRC.

(f) This Agreement was prepared jointly by the Parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

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Section 11.7 Third-Party Beneficiaries. Save for rights set forth in Article X, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 11.8 Specific Performance. The Parties agree that if the CZH Holders or CZH Transferors should fail to perform under any of the provisions of this Agreement in accordance with their specific terms or otherwise breach any of the provisions of this Agreement, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that SolarMax and SolarMax China shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity. The CZH Holders and the CZH Transferors hereby waive the defense that there is an adequate remedy at Law. In no event shall the CZH Holders and the CZH Transferors be entitled to seek specific performance with respect to any of SolarMax or SolarMax China’s obligations arising under this Agreement.

Section 11.9 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 11.10 Counterparts; Facsimile Signatures; Delivery of Signature Pages. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the Parties notwithstanding the fact that all of the Parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals. If less than a complete copy of this Agreement is delivered at Closing, the other Parties are entitled to assume that delivering Party accepts and agrees to all of the terms and conditions of the pages not delivered at Closing unaltered.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

SOLARMAX: SOLARMAX TECHNOLOGY, INC.

By:	/s/ David Hsu
Name:	David Hsu
Title:	Chief Executive Officer

SOLARMAX CHINA:

SHANGHAI HONGGUAN SOLAR TECHNOLOGY LIMITED COMPANY

By:	/s/ David Hsu
Name:	David Hsu
Title:	Authorized Signatory

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CZH HOLDERS: LORD LINK INVESTMENT CO., LTD

By:	/s/ LU Bin
Name:	LU Bin
Title:	Authorized Signatory

JIFU ENVIRONMENTAL PROTECTION TECHNOLOGY CO., LTD.

By:	/s/ WU Xianzhong
Name:	WU Xianzhong
Title:	Authorized Signatory
CZH TRANSFERORS:

/s/ WANG Xuejian
WANG Xuejian

/s/ ZHU Zhiping
ZHU Zhiping

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EXHIBIT A

CZH Holders

CZH Holder	SolarMax Shares	First Unvested Shares	Second Unvested Shares	Third Unvested Shares

Lord Link Investment Co., Ltd	2,040,000	680,000	680,000	680,000
Jifu Environmental Protection Technology Co., Ltd.	360,000	120,000	120,000	120,000

TOTAL	2,400,000	800,000	800,000	800,000

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EXHIBIT B

CZH Transferors

CZH Transferor	Company Interests

WANG Xuejian	40%

ZHU Zhiping	60%

Company Interests are reflected as a percentage of the total equity of the Company on the Company’s books and records.

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EXHIBIT C

Commercial Milestones

Milestone Name	Supply Milestone

First Milestone	The identification, planning and successful procurement for the Company of solar system projects for resale that will deliver, at standard rates in the normal course of business, 70 MW

Second Milestone

The identification, planning and successful procurement for the Company of solar system projects for resale that will deliver, at standard rates in the normal course of business, 170 MW (cumulative with the First Milestone)

Third Milestone

The identification, planning and successful procurement for the Company of solar system projects for resale that will deliver, at standard rates in the normal course of business, 290 MW (cumulative with the Second Milestone)

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EXHIBIT D

Form of Transfer Instruments

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EXHIBIT E

Form of PRC Legal Opinion

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EXHIBIT F

Form of Stock Power and Cancellation Agreement

FOR VALUE RECEIVED and pursuant to that certain Share Exchange Agreement between the undersigned (“CZH Holder”) and SolarMax Technology, Inc., a Nevada corporation (“SolarMax”), dated April 28, 2015 (the “Agreement”), CZH Holder hereby sells, assigns and transfers unto SolarMax [●] shares of common stock of SolarMax standing in CZH Holder’s name on SolarMax’ books are represented by stock certificate no. [●], and does hereby irrevocably constitute and appoint the Secretary of the Company or his or her designee, to transfer said stock on the books of SolarMax with full power of substitution in the premises. The undersigned does further irrevocably instruct the transfer agent for SolarMax’ common stock to cancel the shares of SolarMax common stock represented by such stock certificate, regardless of whether such stock certificate is delivered to the Company for cancellation.

Dated: _________________________

[CZH HOLDER]

______________________________

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EXHIBIT G

Disclosure Schedules

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